Exhibit 99.8

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

Aviall Receives Exclusive Five Billion Dollar Lifetime Contract to Distribute Worldwide General Electric’s CF6-50 and CF6-80A Unique Engine Spare Parts

DALLAS, TEXAS January 31, 2005 — Paul E. Fulchino, Aviall’s Chairman, President and Chief Executive Officer, announced today that Aviall, Inc. [NYSE: AVL] has received from General Electric the exclusive worldwide aftermarket distribution rights for unique spare parts for the remaining lifetime of the widely-used GE CF6-50 and CF6-80A aircraft engines. The award – the largest of its kind in Aviall’s history – is estimated to add approximately $5 billion to Aviall’s sales over the life of the agreement, which continues as long as these engines remain in service. Aviall plans to assume its service provider responsibilities for aftermarket services to CF6-50 and CF6-80A customers over the next few months. Sales on an annualized basis are expected to average $300 million per year for the initial ten years of the agreement.

The CF6-50 and CF6-80A engines have been fitted to several types of aircraft such as the Airbus A300, and A310; the early series Boeing 767s, 747-200 models and the DC-10–30 model as well as its U.S. Air Force version, the KC-10. These versatile engines have been fitted to an existing global installed base of over 1,500 aircraft, that are anticipated to be utilized in both passenger and freighter applications for an additional 25 or more years.

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Aviall Receives Exclusive Five Billion Dollar Lifetime Contract to Distribute Worldwide General Electric’s CF6-50 and CF6-80A Unique Engine Spare Parts

Under the agreement with GE, Aviall will become responsible for forecasting, ordering, and delivering all genuine Original Equipment Manufacturer (OEM) replacement parts that are unique to CF6-50 and CF6-80A engines and will assume responsibility for documentation management, worldwide inventory deployment, warehousing, and product distribution. GE will continue to retain technical responsibility for these engines. Also, as a key feature of its service, Aviall will utilize its advanced, award-winning technologies to support the GE CF6-50 and CF6-80A engine spare part sales analysis, line item forecasting, production planning, and sales intelligence systems as well as end-customer requirement planning, advance provisioning, and supply-chain administrative needs.

Fulchino stated, “We are extremely pleased by the confidence the General Electric Company has demonstrated by inviting us to join this new partnership with them. This exclusive lifetime service provider agreement with such a proven leader within our industry builds upon and acknowledges the ground-breaking efforts by Aviall to offer the highest customer service and supplier standards within the industry. We are confident Aviall’s extensive network of stocking locations, experienced sales team, Internet-based parts quoting and order-entry system, and computerized inventory control systems will continue to exceed our customers’ and suppliers’ expectations.”

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Aviall will host a conference call on Wednesday, February 2, 2005, at 11 a.m. ET. The conference call can be accessed by calling (800) 369-1863 (toll-free) or (517) 308-9007 (toll) and referencing Aviall. A replay will be available until 7:00 p.m. ET on Friday, February 11, 2005, at (800) 801-6154 (toll-free) or (402) 280-1615 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations,” or at www.vcall.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

Note to Editor:

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 300,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available via the Internet at www.aviall.com.